/December 19, 2025
Dr. Kang Sun
c/o Amprius Technologies, Inc.

1180 Page Ave.                                        Exhibit 10.24
Fremont, California 94538

Re: Amended and Restated Employment Letter
Dear Kang:
This amended and restated employment letter agreement (the “Agreement”) is entered into between Kang Sun (“you”) and Amprius Technologies, Inc. (the “Company” or “we”). This Agreement shall be effective as of January 1, 2026 (the “Effective Date”). This Agreement supersedes and replaces in its entirety that certain Confirmatory Employment Letter, between you and the Company, dated September 8, 2022, as of the Effective Date and sets forth the terms and conditions of your employment with the Company as of the Effective Date.
1.Position. Since the Effective Date, your position will be Executive Advisor, and you will report to the Chairman of the board of directors of the Company (the “Board”). This is a part-time position. You will perform the duties and have the responsibilities and authority as set forth on Exhibit A attached hereto. You have the flexibility to choose your work location, subject to prior approval by the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. In addition, you will continue to serve as a director on the Board.
2.Compensation. The Company will pay you an annual salary of $633,000, which will be payable, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.
3.Bonus. Effective commencing with the Company’s 2026 fiscal year and for each fiscal year thereafter during the period of your employment with the Company, you will not be eligible to receive any annual bonus or participate in any annual bonus program of the Company.
4.Equity Awards. You will remain eligible to vest in any and all then-outstanding equity awards in respect of shares of the Company held by you in accordance with the terms thereof, subject to your continued service to the Company under the terms of this Agreement through the applicable vesting dates.

1180 PAGE AVE., FREMONT, CA 94538 * PH: 800.425.8803 * FX: 866.685.7420

5.Employee Benefits. As a regular part-time employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits subject to the terms and conditions of the Company’s policies and benefits plans, as in effect from time to time, and receive any perquisites as may be provided by the Company from time to time. Information regarding coverage, eligibility, and other information regarding these benefits is set forth in more detailed documents that are available from the Company. The Company may, from time to time, in its sole discretion, modify or eliminate the benefits offered to employees.
6.Severance. If, at any time, the Company or any successor corporation terminates your employment other than for Cause (as defined below), death or disability or you terminate your employment with the Company or any successor corporation for Good Reason (as defined below), in either case, then, you will be eligible to receive, subject to executing an effective and irrevocable release of claims in a form approved by the Company (the “Release”), as provided below, the following severance: (i) continuing payments of salary at a rate equal to your annual base salary, as then in effect, for a period of 6 months following the date of such termination, which will be paid in accordance with the Company’s normal payroll procedures; provided, that no such payments shall be made prior to the date on which the Release becomes effective and irrevocable, and (ii) the unvested portion of your outstanding equity awards that would normally vest over the following 6 months from the date of termination will immediately vest prior to such termination and become exercisable; provided, that if such termination occurs upon or within 6 months following the closing of a Change in Control, then 100% of your outstanding stock options shall immediately vest and become exercisable.
If your employment is terminated voluntarily by you (other than for Good Reason), for Cause by the Company or due to your death or disability, then (i) all vesting will terminate immediately with respect to your outstanding equity awards, (ii) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (iii) you will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.
The receipt of the severance benefits pursuant to this Agreement will be subject to your signing and not revoking the Release and provided that such Release becomes effective and irrevocable no later than 60 days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance benefits under this Agreement. No severance benefits will be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective, any payments delayed from the date you terminate employment through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the Release becomes effective and irrevocable and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the termination occurs at a time during the calendar year where the Release Deadline is in the calendar year following the calendar year in which your termination occurs, then any severance payments under this Agreement that would be considered Deferred Compensation (as defined below) will be paid on, or in the case of installments, will not commence until, the 60th day after your termination date, or, if later, the Deferred Compensation Delayed Payment Date (as defined below).

1180 PAGE AVE., FREMONT, CA 94538 * PH: 800.425.8803 * FX: 866.685.7420

It is the intent of this Agreement that all payment and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to you, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment, or your death, if earlier (the “Deferred Compensation Delayed Payment Date”). If any expense, reimbursement or in-kind benefit provided pursuant to this Agreement is determined to be subject to (and not exempt from) Section 409A, then, the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year; the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
7.Employee Confidentiality and Invention Assignment. As an employee of the Company, you have and will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you have signed and agree to continue to abide by the terms of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement of the Company (the “Confidential Information Agreement”), which is currently in effect and will continue to be in effect on and after Effective Date.
8.Employment Relationship. Employment with the Company will be for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the

1180 PAGE AVE., FREMONT, CA 94538 * PH: 800.425.8803 * FX: 866.685.7420

full and complete agreement between you and the Company with respect to the subject matter hereof. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chairman of the Board.
9.Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you and the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including but not limited to the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement or in any other agreement between you and the Company, as applicable, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. In making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information (within the meaning of the Confidential Information Agreement) to any parties other than the relevant government agencies. You further understand that Protected Activity does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent will constitute a material breach of this Agreement. You acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit B.
10.Governing Law; Venue. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Any lawsuit arising out of or in any way related to this Agreement to the Parties’ relationship hereunder shall be brought only in those state or federal courts having jurisdiction over actions arising in Alameda County in the State of California.
11.Expense Reimbursement. The Company will reimburse you for all reasonable expenses incurred by you in performing the services pursuant to this Agreement, if you receive written consent from the Chief Executive Officer of the Company prior to incurring such expenses and submit receipts for such expenses to the Company in accordance with Company policy.
12.Miscellaneous. This Agreement and the Confidential Information Agreement constitute the entire agreement between you and the Company regarding the subject matters discussed, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the Chairman of the Board.

1180 PAGE AVE., FREMONT, CA 94538 * PH: 800.425.8803 * FX: 866.685.7420

13.Definitions.
a.“Cause” shall mean your: (i) failure to perform your assigned duties or responsibilities (other than a failure resulting from your disability) after written notice thereof from the Board describing in reasonable detail your failure to perform such duties or responsibilities and, if capable of being remedied, your failure to remedy the same within 30 days of receiving notice; (ii) commission of any act of moral turpitude, dishonesty or fraud against the Company or its affiliates or that materially harms the reputation of the Company or its affiliates; (iii) material breach of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company) provided that, if such breach is capable of being cured, you shall have 30 days to cure such breach after receiving written notice thereof; (iv) conviction of, or entrance of a plea of nolo contendere to, a felony (other than a traffic-related felony); or (v) misappropriation of material property belonging to the Company or its affiliates.
b.“Change in Control” shall have the meaning given to it in the Company’s 2022 Equity Incentive Plan.
c.“Good Reason” shall mean your resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) any material diminution in your authority, duties, or responsibilities with the Company; (ii) a material reduction in your annual base salary, except where there is a reduction applicable to all Company officers generally; or (iii) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than 50 miles from your then-present location will not be considered a material change in the geographic location. You may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice and such grounds for “Good Reason” have not been cured during such cure period.

[Signature page follows.]

1180 PAGE AVE., FREMONT, CA 94538 * PH: 800.425.8803 * FX: 866.685.7420

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the Company.
Sincerely,
Amprius Technologies, Inc.
By:_/s/ Donald R. Dixon___
                             Donald R. Dixon
                             Chairman

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

___/s/ Kang Sun__________________
Kang Sun

Date: 12/19/2025

1180 PAGE AVE., FREMONT, CA 94538 * PH: 800.425.8803 * FX: 866.685.7420

Exhibit A

EXECUTIVE ADVISOR JOB DUTIES

•Provide strategic leadership, advisory support, and oversight to the Company and the Board; advise on matters related to business strategy, technology development, operations, and key partnerships, as requested by the Board or the Company’s Chief Executive Officer.
•Facilitate effective communication between the Board and executive management, contribute to the formulation of long-term strategic objectives, and provide guidance on major corporate initiatives. Participate in Board or committee meetings and representation of the Company in external relations, as appropriate.
•Provide other strategic and technical advice as agreed upon between the Executive Director and the Board from time to time, which may include:
oCollaborating closely with the Company’s Chief Executive Officer and executive team to set the Company’s strategic direction,
oLeading major initiatives such as mergers & acquisitions, company restructuring, and market expansion,
oEnsuring long-term strategies align with shareholder interests, and
oSupporting and executing specific tasks based on company needs.

Exhibit B

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that —(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8